UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2011

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California 94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On February 15, 2011, Carl Pelzel, the President and CEO of Depomed, Inc. (the “Company”), is presenting at the 13th Annual BIO CEO & Investor Conference in New York City at 8:30 am EST.  The presentation is available on the Company’s website (http://www.depomed.com).

The presentation includes additional disclosure related to the Orphan Drug designation of GRALISETM (gabapentin) tablets.  Gralise is a once-daily formulation of gabapentin for the management of postherpetic neuralgia developed by the Company and licensed to Abbott Products, Inc. in the U.S., Canada and Mexico.  As previously disclosed, FDA has granted GRALISE Orphan Drug designation for the management of PHN, based on the size of the PHN population and the reduced incidence of adverse events observed in DM-1796 clinical trials relative to the incidence of adverse events reported in the package insert for immediate release gabapentin.

Subsequent to the FDA’s approval of Gralise, the Company was informed that additional submissions or evidence to demonstrate the clinical superiority of GRALISE based on improved safety will be required to be provided to the FDA to obtain a seven year period of market exclusivity in PHN as a result of the Orphan Drug designation.  If obtained, the market exclusivity period will run from January 28, 2011, the date FDA approved the GRALISE New Drug Application.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: February 15, 2011	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Vice President and General Counsel